Exhibit 10.1

September 27, 2021
Richard Rew
Dear Richard,
I am very pleased to provide you with a summary of the terms and conditions of your anticipated employment by IsoPlexis Corporation (the “Company”). The following sets forth the proposed terms and conditions of your offer of employment. This offer expires on September 30, 2021. We hope that you choose to join the Company and look forward to a mutually beneficial relationship.
1.Position. Subject to the successful completion of a customary background and reference check, the Company hereby engages you in a full-time, exempt position as Senior Vice President, General Counsel and Secretary and to provide such services as are consistent with the scope of such position and such other services as requested by the Company from time to time. You will be expected to devote full- time to the performance of your duties at the Company throughout your employment, and we expect that you will perform any and all of your duties and responsibilities in a satisfactory manner and to the best of your abilities at all times. Given the officer level of this position, you will be eligible to become party to an indemnification agreement in accordance with the Company’s standard practices as described in the Company’s registration statement on Form S-1.
2.Starting Date; Location. If you accept this offer, your employment with the Company will begin on October 11, 2021 (the “Employment Start Date”). You will perform your duties and responsibilities of employment generally out of your home office in Austin, Texas. You will be reimbursed for approved business expenses in accordance with the Company’s policies and procedures relating to claims for such reimbursement.
3.At-Will Relationship. Your employment with the Company is “at will”, meaning that both the Company and you have the right to terminate the employment relationship at any time for any reason. Accordingly, no provision of this offer letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Although your job duties, title, compensation, benefits (if any), as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and an authorized executive officer of the Company. Without changing the at-will nature of your employment, if your employment is terminated by the Company without cause within twelve months following a “Change of Control” (as defined in the Plan), you will be entitled to receive an amount equal to six (6) months of your then-current base salary, less applicable tax and customary payroll withholdings (the “Severance”), subject to your execution, delivery and non-revocation of the Company’s standard form of release agreement within sixty (60) days following such termination. The Severance shall be paid on the first regular payroll date of the Company following the effectiveness of such release of claims.
4.Compensation; Benefits. Your initial base pay shall be $400,000 annually less payroll deductions and applicable withholdings. In addition, you will annually be granted fifteen (15) days of paid personal time off (PTO) and you may also be eligible for a cash bonus up to fifty percent (50%) of your annual salary, prorated for 2021, dependent upon performance and at the discretion of the
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Company’s Board of Director (the “Board”). You will also be eligible for health benefits and other benefits offered by the Company to similarly situated employees subject to your fulfillment of any eligibility and plan requirements.
5.Equity Grant. Subject to approval by the Board at its next regularly scheduled meeting following the consummation of the Company’s initial public offering (the “IPO”), you will be granted an option (the “Option”) to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) pursuant to the Company’s then-effective omnibus incentive compensation plan (the “Plan”) and the terms of an option agreement which is expected to provide for vesting over a forty-eight (48) month period, with one quarter (1/4) of the shares of Common Stock vesting on the one-year anniversary of the vesting commencement date and one-forty-eighth (1/48) of the shares of Common Stock subject to the Option vesting after each calendar month after such one-year anniversary. Subject to approval by the Board, the Option will consist of an option to purchase 5,000 (five thousand) shares Common Stock, as adjusted for any stock splits in connection with the IPO.
6.Your Certifications. As a condition of your employment, you hereby certify to the Company that: (a) you are free to enter into and fully perform the duties of your position and that you are not subject to (i) any employment, confidentiality, non-competition or other agreement that would prevent you from performing such duties or (ii) any order, judgment or injunction, in either case, that would prohibit or otherwise restrict your performance for the Company; (b) all facts you have presented or will present to the Company are accurate and true, including, but not limited to, all oral and written statements you have made on any job application, resume or c.v., or in any interview or discussion with the Company.
7.Eligibility to Work. Your employment with the Company is conditioned on your eligibility to work for the Company in the offered position in the United States. Prior to or on the first day of your employment, you must complete Form I-9 for Employment Eligibility Verification, and provide to the Company any means of verification noted on the “List of Acceptable Documents.” Both the Form I-9 and the List of Acceptable Documents are enclosed for your information.
8.Confidentiality, Inventions and Non-Competition Agreement. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, you will be required to execute and abide by the enclosed Confidentiality, Non-Competition and Invention Assignment Agreement, as a condition of this offer of employment.
9.Miscellaneous. This offer letter constitutes our entire offer regarding the terms and conditions of your prospective employment with the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the State of Connecticut. BY ACCEPTING THIS OFFER OF EMPLOYMENT, YOU AGREE THAT ANY CONTROVERSY, DISPUTE OR CLAIM ARISING OUT OF ANY ASPECT OF YOUR EMPLOYMENT WITH THE COMPANY, OR ANY SEPARATION OF EMPLOYMENT (WHETHER VOLUNTARY OR INVOLUNTARY) FROM THE COMPANY, SHALL BE RESOLVED IN A COURT OF COMPETENT JURISDICTION IN CONNECTICUT BY A JUDGE ALONE, AND YOU HEREBY WAIVE AND RENOUNCE YOUR RIGHT TO A TRIAL BEFORE A CIVIL JURY.
10. Severability & Waiver. If any provisions of the agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written construed and enforced as so limited. The failure of either party to enforce any provision of this agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce such agreement.
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You may accept this offer of employment by signing the enclosed additional copy of this offer letter. Your delivery of a signed copy of this offer letter and the enclosed executed Confidentiality, Non- Competition and Invention Assignment Agreement to me will evidence your agreement with the terms and conditions set forth herein and therein.
We are pleased to offer you the opportunity to join the Company. We are confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely,

Sean Mackay
Co-Founder and CEO
IsoPlexis Corporation

AGREED TO AND ACKNOWLEDGED
AS OF THE DATE SET FORTH ABOVE:

Richard W. Rew II
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